As filed with the Securities and Exchange Commission on December 30, 1998
                                          Registration No. 33- __________
=========================================================================
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                          ____________________

                                FORM S-8
                         REGISTRATION STATEMENT
                                  Under
                       THE SECURITIES ACT OF 1933
                          ____________________

                             ENTROPIN, INC.
                           ------------------
         (Exact name of Registrant as specified in its charter)


                       Colorado                   84-1090424
                     ------------               --------------
             (State or other jurisdiction      (IRS Employer
           of incorporation or organization)    I.D. Number)


                     21550 Oxnard Street, Suite 810
                    Woodland Hills, California 91367
                    --------------------------------
      (Address of Principal Executive Offices, Including Zip Code)


               ENTROPIN, INC. 1998 COMPENSATORY STOCK PLAN
               -------------------------------------------
                        (Full title of the plan)

                            Higgins D. Bailey
                             Entropin, Inc.
                     21550 Oxnard Street, Suite 810
                    Woodland Hills, California 91367
                             (818) 340-2323
                          --------------------
        (Name, address and telephone number of agent for service)


                     CALCULATION OF REGISTRATION FEE
=====================================================================================================================
 Title of securities        Amount to         Proposed maximum           Proposed maximum              Amount of
  to be registered        be registered    offering price per share    aggregate offering price     registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock            300,000 shares (1)          (2)$4.00                  $1,200,000                  $354.00
=====================================================================================================================

(1) There are also registered hereunder such indeterminate number of additional shares of Common Stock as may become subject to the Plan as a result of the anti-dilution provisions thereof.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the closing sale price reported by NASDAQ on December 28, 1998.

                                 PART I

          INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.
         ----------------

    The required Plan Information is included in documents being maintained and delivered by the Registrant as required by Rule 428 of the Securities Act of 1933, as amended (the "Act").

Item 2.  Registrant Information and Employee Plan Annual Information.
         -----------------------------------------------------------

    The Registrant shall provide to participants a written statement advising them of the availability, without charge, upon written or oral request, of documents incorporated by reference in Item 3 of Part II hereof and of documents required to be delivered pursuant to Rule 428(b) under the Act. The statement will include the address listing the title or department and telephone number to which the request is to be directed.

                                 PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

    The following documents filed with the Commission by the Registrant are incorporated into this Registration Statement by this reference:

    1. The description of the Common Stock contained in the Registrant's Amendment No. 2 to Form SB-2 Registration Statement, under the Securities Exchange Act of 1934 (the "Exchange Act"), SEC File No. 333 -51737, as filed on August 21, 1998;

    2. The Registrant's Annual Report on Form 10-KSB-A/2 for the fiscal year ended December 31, 1997; and

    3. The Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.
         -------------------------

    The Company's securities are not eligible for listing on the NASDAQ system; however, the Company's stock commenced trading on the Electronic Bulletin Board under the trading symbol "ETOP" on February 25, 1998. The Company presently has authorized the following capital stock:

    COMMON STOCK    The Company is authorized to issue up to 50,000,000
shares of Common Stock, $.001 par value. There are 6,000,051 shares presently outstanding. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. On liquidation of the Company, each common shareholder is entitled to receive a pro rata share of the Company's assets available for distribution to common shareholders.

    PREFERRED STOCK The Company is authorized to issue up to a total of 10,000,000 shares of preferred stock, $.001 par value, with the shares to be issued in series by the Board of Directors. The Company's Board of Directors has designated 3,210,487 shares of preferred stock as Series A redeemable non-voting Preferred Stock, of which all were issued. There are four (4) holders of record of the Company's Series A redeemable non-voting Preferred Stock. In addition, the Company's Board of Directors has designated 400,000 shares of preferred stock as convertible Series B redeemable non-voting Preferred Stock, of which 245,500 have been issued.
Such shares are convertible on a 1 for 1 basis into Common Stock. There are 35 holders of record of the Company's convertible Series B redeemable non-voting Preferred Stock. The remaining shares of preferred stock may be issued in one or more series from time to time with such designations, rights, preferences and limitations as the Company's board of directors may determine without approval of its shareholders.

    Series A Preferred Stock is designated as redeemable eight (8%) percent non-cumulative non-voting preferred stock with $.001 par value. The Series A Preferred Stock is redeemable only from 20% to 50% of annual "Earnings", but not to exceed "Net Cash Flow from Operating Activities" as those terms are defined under GAAP. The Series A Preferred Stock will automatically expire on January 16, 2005 if not fully redeemed within that time period.

    Series B Preferred Stock is designated as redeemable ten (10%) percent cumulative non-voting preferred stock with $.001 par value and convertible on a 1 for 1 basis into Common Stock. At the Company's election, annual dividends may be paid in cash and/or in Shares of the Company's Common Stock, at the rate of one share of Common Stock for each $5.00 in accrued dividends. All issued and outstanding Preferred Stock shall be redeemed in full on or before July 15, 2003

("Expiration Date"). The Company reserves the right to redeem, in whole or in part based on a pro rata basis with other holders of the Preferred Stock, the outstanding Preferred Stock upon 30 days' notice at $5.00 per share plus accrued and unpaid dividends to the redemption date from the date of issuance up to the Expiration Date. Notwithstanding the foregoing, in the event that the Company redeems the Preferred Stock within one year from date of issuance, the redemption price shall be $6.00 per share plus accrued and unpaid dividends to the redemption date; provided, however, if the Company redeems such Preferred Stock within six months from date of issuance, the Preferred Shareholder shall receive a dividend equivalent to one-half of the annual accrued dividend amount.

    The rights, preferences and limitations of separate series of serial preferred stock may differ with respect to such matters as may be determined by the Company's Board of Directors, including without limitation, the rate of dividends, method or nature or prepayment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. The ability of the Board to issue preferred stock could also be used by it as a means for resisting a change of control of the Company and can therefore be considered an "anti-takeover" device.

    DIVIDEND POLICY Dividends are payable on Common Stock when, as, and if declared by the Board of Directors out of funds legally available to pay dividends, subject to any preferences which may be given to holders of preferred stock. The Company has paid no cash dividends to date and it does not anticipate payment of cash dividends in the foreseeable future.


Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

    None.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

A. The Colorado Business Corporation Act (the "CBCA") allows indemnification of directors, officers, employees and agents of the Company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the Company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses. In addition, the Company's By-Laws provide that the Company shall have the power to indemnify its officers, directors, employees and agents to the extent permitted by the CBCA.

    Specifically, the CBCA provides as follows:

    "7-109-102.  AUTHORITY TO INDEMNIFY DIRECTORS

         (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

              (a)  The person conducted himself or herself in good faith;
    and

              (b)  The person reasonably believed:

                   (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                   (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

              (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

         (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of
    paragraph (b) of subsection (1) of this section.   A director's
    conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

         (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (4) A corporation may not indemnify a director under this section:

              (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

              (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

         (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

    7-109-103.  MANDATORY INDEMNIFICATION OF DIRECTORS

         Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

    7-109-105  COURT-ORDERED INDEMNIFICATION OF DIRECTORS

         (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

              (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

              (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102(1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102(4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

    7-109-106.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF
    DIRECTORS

         (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104(1)(a) and (1)(b) are received and the determination required by section 7-109-104(1)(c) has been made.

         (2) The determinations required by subsection (1) of this section shall be made:

              (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

              (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

         (3)  If a quorum cannot be obtained as contemplated in paragraph
    (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1)of this section shall be made:

              (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

              (b)  By the shareholders.

         (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

    7-109-107.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND
    AGENTS

         (1)  Unless otherwise provided in the articles of incorporation:

              (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

              (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

              (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

    7-109-108.  INSURANCE

         A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

    7-109-109.  LIMITATION OF INDEMNIFICATION OF DIRECTORS

         (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

         (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

    7-109-110.  NOTICE TO SHAREHOLDERS OF INDEMNIFICATION OF DIRECTOR

         If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action."

B. Article VI of the Registrant's Amended and Restated Articles of Incorporation provides for the elimination of personal liability for monetary damages for the breach of fiduciary duty as a director except for liability (i) resulting from a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for approving payment of distributions to shareholders to the extent that any such actions are illegal under the Act; or (iv) for any transaction from which a director derives an improper personal benefit. This Article further provides that the personal liability of the Registrant's directors shall be eliminated or limited to the fullest extent permitted by the Act.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

    Not applicable.

Item 8.  Exhibits.
         --------

    The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

         5.1   Opinion of Brenman Bromberg & Tenenbaum, P.C.

       10.14   1998 Compensatory Stock Plan

        24.1   Consent of Brenman Bromberg & Tenenbaum, P.C. - See Exhibit 5.1.

        24.2   Consent of Causey Demgen & Moore Inc.

Item 9.  Undertakings.
         ------------

    The undersigned Registrant hereby undertakes:

    (a) (1) To file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in an amendment by those paragraphs is included in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES
                               ----------

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado on December 29, 1998.


                              ENTROPIN, INC, Registrant


                              By /s/Higgins D. Bailey
                                ----------------------------------------
                                Higgins D. Bailey, Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                   Title                      Date
---------                   -----                      ----

/s/Higgins D. Bailey        Chairman of the Board      December 29, 1998
--------------------------- of Directors,
Higgins D. Bailey


/s/ Dewey H. Crim           Chief Executive Officer,   December 29, 1998
--------------------------- Treasurer and Director
Dewey H. Crim


/s/Daniel L. Azarnoff       President and Director     December 29, 1998
---------------------------
Daniel L. Azarnoff


/s/Wellington A. Ewen       Chief Financial Officer    December 29, 1998
---------------------------
Wellington A. Ewen


/s/ Donald Hunter           Secretary and Director     December 29, 1998
---------------------------
Donald Hunter


/s/James E. Wynn            Director                   December 29, 1998
---------------------------
James E. Wynn